Exhibit 24

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

June 1, 2016

To All Shareholders and Creditors

Isamu Nakayama

Representative Director and President

FamilyMart Co., Ltd.

1-1 Higashi-Ikebukuro 3-chome

Toshima-ku, Tokyo, Japan

Public Notice of Merger and Absorption-Type Demerger

Please be informed that FamilyMart Co., Ltd. (the “Company”) and UNY Group Holdings Co., Ltd. (“UNY Group Holdings”) (Address: 1, Amaikegotanda-cho, Inazawa, Aichi, Japan) have decided that the Company is to be the surviving company and UNY Group Holdings is to be the absorbed company in an absorption-type merger, pursuant to which the Company will succeed to all rights and obligations of UNY Group Holdings and UNY Group Holdings will be dissolved (“Absorption-Type Merger”).

Furthermore, subject to the consummation of the Absorption-Type Merger, the Company’s rights and obligations in respect of its convenience store (“CVS”) business, including the CVS franchise system, are to be succeeded to by Circle K Sunkus Co., Ltd. (“Circle K Sunkus”) (Address: 1, Amaikegotanda-cho, Inazawa, Aichi, Japan) as the succeeding company in an absorption-type demerger with the Company (“Absorption-Type Demerger”).

The Absorption-Type Merger and the Absorption-Type Demerger are to be effective on September 1, 2016. The Absorption-Type Merger was approved at each of the respective general meetings of shareholders of the Company and UNY Group Holdings held on May 26, 2016, and the Absorption-Type Demerger was approved at the general meeting of shareholders of the Company held on May 26, 2016 and the general meeting of shareholders of Circle K Sunkus held on May 24, 2016.

Any creditor opposed to the Absorption-Type Merger or the Absorption-Type Demerger is requested to raise its objections within one month from the day following the publication date of this notice.

Furthermore, pursuant to Article 797, Paragraph 1 and Article 785, Paragraph 1 of the Companies Act, any shareholder wishing to make a share purchase demand is requested to notify the Company between the twentieth (20th) day prior to the Effective Date and the day prior to the Effective Date in a writing that includes a statement to the foregoing effect and sets forth your name and address, the number of shares relating to such share purchase demand and your subscriber account code. In giving such notice, please also apply to the account management institution at which your book-entry account has been established and with which you have deposited the applicable shares for a book-entry transfer of such shares to the account designated below, order such institution to issue an individual shareholder notice (kobetsu kabunushi tsuchi) to the Company, and attach with your notice to the Company evidence of submission of such order and documents verifying your identity.

Transferee (Purchase) Account Management Institution	Sumitomo Mitsui Trust Bank, Limited
Account Holder	FamilyMart Co., Ltd. Purchase Account
Subscriber Account Code	002947306676969000030

Please note that the most recent balance sheets have been disclosed as follows:

(The Company)

Completed submission of the Annual Securities Report in accordance with the Financial Instruments and Exchange Act

(UNY Group Holdings)

Completed submission of the Annual Securities Report in accordance with the Financial Instruments and Exchange Act

(Circle K Sunkus)

http://www.circleksunkus.jp/company/investor/announce/index.html